Exhibit 10.13

REIMBURSEMENT AGREEMENT

BY AND BETWEEN

LIFECORE BIOMEDICAL, INC.

AND

M&I MARSHALL & ILSLEY BANK

IN CONNECTION WITH

$5,699,411.00 LETTER OF CREDIT

Dated As Of: August 1, 2004

This Instrument Was Drafted By:

WINTHROP & WEINSTINE, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402

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REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT, made as of the 1st day of August, 2004, by and between LIFECORE BIOMEDICAL, INC., a Minnesota corporation (the “Borrower”), and M&I MARSHALL & ILSLEY BANK, a Wisconsin state banking corporation with its banking house located in Milwaukee, Wisconsin (the “Lender”).

ARTICLE I.

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings set out respectively after each (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) Agreement: this Reimbursement Agreement.

(b) Bond Counsel: Dorsey & Whitney LLP, or such other bond counsel which is acceptable to the Lender.

(c) Bond Documents: individually or collectively, as the context requires, the Loan Agreement, the Indenture, the Bond Purchase Agreement, the Remarketing Agreement and the Tax Exemption Agreement.

(d) Bond Purchase Agreement: the Bond Purchase Agreement dated as of August 19, 2004, by and among the Borrower, the Issuer and the Underwriter.

(e) Bonds: the $5,630,000 Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004, issued by the Issuer.

(f) Borrower Documents: collectively, this Agreement, the Security Agreement, the Mortgage, the Pledge and Security Agreement, the Credit Agreement and any and all other documents and instruments executed by the Borrower and delivered to the Lender in connection with the financing transaction contemplated hereby.

(g) Cash Collateral Account: shall have the meaning assigned thereto in Section 4.11 hereof.

(h) Commitment: the commitment of the Lender hereunder to issue the Letter of Credit.

(i) Credit Agreement: the Revolving Credit Agreement dated as of December 18, 2002, by and between the Borrower and the Lender, as the same may be extended, renewed, restated or modified from time to time.

(j) Credit Enhancement Fee: shall have the meaning assigned thereto in Section 4.2 hereof.

(k) Event of Default: any of the events of default specified in Section 6.1 hereof.

(l) Indenture: the Indenture of Trust of even date herewith by and between the Issuer and the Trustee.

(m) Issuer: the City of Chaska, Minnesota.

(n) Land: the real property upon which the Project relating thereto is situated which is legally described on Exhibit A to the Mortgage.

(o) Letter of Credit: the Irrevocable Letter of Credit No. SB/IRB 314 issued by the Lender to the Trustee for the account of the Borrower in the original stated amount of $5,699,411.00 (calculated by adding the sum of (i) $5,630,000.00 representing the principal amount of the Bonds plus (ii) $69,411.00 representing a forty-five (45) day interest reserve on the Bonds calculated at 10%).

(p) Loan Agreement: the Loan Agreement of even date herewith by and between the Borrower and the Issuer.

(q) Mortgage: the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement of even date herewith executed by the Borrower in favor of the Lender, pursuant to which the Borrower has granted to the Lender a first priority mortgage lien and security interest in and to, and a first assignment of leases and rents with respect to, the Project to secure repayment of the Borrower’s obligations to Lender under the Borrower Documents.

(r) Obligation of Reimbursement: shall have the meaning assigned thereto in Section 4.1 hereof.

(s) Organizational Documents: collectively, the following documents each of which shall be in form and substance acceptable to the Lender:

(1) a copy of the Articles of Incorporation of the Borrower, duly certified by the Secretary of State of the State of Minnesota;

(2) a copy of the Bylaws of the Borrower, duly certified by an officer of the Borrower;

(3) an original current Certificate of Good Standing for the Borrower, duly issued by the Secretary of State of the State of Minnesota;

(4) a copy of the resolutions of the Borrower authorizing the execution, delivery and performance of the Borrower Documents and the Bond Documents, duly certified by an officer of the Borrower; and

(5) an opinion of counsel for the Borrower dated as of the date hereof and acceptable in form and substance to the Lender.

(t) Permitted Encumbrances: shall have the meaning assigned thereto in the Mortgage.

(u) Prime Rate: the prime or base rate of interest (or equivalent successor rate) set and announced from time to time by the Lender as a basis for determining the rate of interest on commercial borrowing, whether or not the Lender makes loans to other customers at, above or below said prime or base rate of interest.

(v) Project: the manufacturing facility located on the Land, as the same may from time to time exist.

(w) Remarketing Agreement: the Remarketing Agreement of even date herewith by and between the Borrower and the Underwriter.

(x) Security Agreement: the Security Agreement of even date herewith executed by the Borrower in favor of the Lender, pursuant to which the Borrower has granted to the Lender a first priority security interest in and to the property described therein to secure, among other things, repayment of the Borrower’s obligations to the Lender under the Borrower Documents.

(y) Tax Exemption Agreement: the Tax Exemption Agreement of even date herewith by and among the Issuer, the Borrower and the Trustee.

(z) Trustee: Wells Fargo Bank, National Association, and any co-trustee or successor trustee appointed, qualified and then acting under the provisions of the Indenture.

(aa) Underwriter: Northland Securities, Inc.

SECTION 1.2. Other Terms. All capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings for purposes of this Agreement as are assigned to such terms in Article I of the Indenture or Section 1.01 of the Loan Agreement, as the case may be, including, without limitation, the following terms: Interest Payment Date; Business Day; Remarketing Agent; and Substitute Letter of Credit.

SECTION 1.3. Reimbursement Agreement Controlling. To the extent there exists any inconsistencies as between the terms and/or provisions contained in this Agreement and the Bond Documents, the language in this Agreement shall control.

ARTICLE II.

COMMITMENT TO ISSUE LETTER OF CREDIT

SECTION 2.1. Issuance of Letter of Credit. The Lender and the Borrower agree that, on the terms and subject to the conditions hereinafter set forth, the Lender shall issue the Letter of Credit to secure payment of the Bonds.

SECTION 2.2. Expiration, Extension of Letter of Credit. The Letter of Credit shall have an initial expiration date of September 15, 2007. The Borrower acknowledges and agrees that the Lender shall have no obligation to extend the Letter of Credit at any time in the future. The Lender agrees, however, to provide the Borrower with at least one hundred twenty (120) days notice prior to the expiration date of the Letter of Credit or any extension thereof that the Lender will not be extending the expiration date of the Letter of Credit. The Borrower agrees to pay to the Lender on demand such fees as are customarily charged by the Lender in connection with extensions of letters of credit, as the same may change from time to time, which are currently in the amount of $750 per extension. The Borrower further acknowledges and understands that the Bonds will be subject to mandatory redemption if the Lender does not extend the Letter of Credit thereby resulting in a draw under the Letter of Credit unless a Substitute Letter of Credit is delivered to the Trustee pursuant to the Indenture or unless the Bonds are re-marketed pursuant to the terms of the Indenture.

SECTION 2.3. Draw Under Letter of Credit to Redeem Bonds. The Borrower acknowledges and agrees that the consent of the Lender is required in order for the Trustee to submit a drawing under the Letter of Credit for the purpose of optionally redeeming Bonds pursuant to the Indenture. The Lender shall give such consent provided (a) no Event of Default, and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is then continuing, and (b) the Borrower provides evidence acceptable to the Lender that the Borrower will have deposited into the Cash Collateral Account by the time a drawing is submitted under the Letter of Credit an amount sufficient to reimburse the Lender for the amount of such draw. Amounts in the Cash Collateral Account may be utilized to reimburse the Lender for amounts drawn under the Letter of Credit, but not to fund draws under the Letter of Credit.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.1. Conditions Precedent to Issuance of Letter of Credit. The obligation of the Lender to issue the Letter of Credit shall be subject to the conditions precedent that it shall have received and approved the following:

(a) the Borrower Documents, duly executed and delivered by the Borrower;

(b) the Bond Documents, duly executed by the parties thereto;

(c) the Organizational Documents;

(d) evidence that the Mortgage has been duly recorded in the office of the County Recorder or the Registrar of Titles (as the case may be) for the county in which the Land is located;

(e) evidence that UCC-1 financing statements have been duly filed of record in the office of the Minnesota Secretary of State, serving to perfect valid first liens on the personal property subject to the Mortgage and the Security Agreement;

(f) an opinion of Bond Counsel issued in connection with the Bonds which states that the Bonds are validly issued, and the interest on the Bonds is not includable in gross income for federal income tax purposes, either addressed to the Lender or accompanied by a reliance letter indicating that the Lender is entitled to rely on the opinion;

(g) certified copies of the resolution adopted by the Issuer authorizing the issuance of the Bonds;

(h) the Credit Enhancement Fee in the amount of $62,060.25 for the Letter of Credit that will accrue from August 19, 2004, through and including September 15, 2005, as required under Section 4.2 hereof;

(i) evidence of payment to the Trustee of the $2,400.00 set up fee and the first annual trustee fee in the amount of $2,400.00;

(j) the non-refundable, fully-earned origination fee in the amount of $28,150.00;

(k) evidence of payment of all expenses incurred by the Lender which are payable by the Borrower pursuant to Section 8.2 hereof; and

(l) such other documents and instruments as the Lender may reasonably request.

ARTICLE IV.

REIMBURSEMENTS AND OTHER PAYMENTS;
LENDER’S RIGHT TO CURE

SECTION 4.1. Obligation of Reimbursement. The Borrower hereby agrees to pay to the Lender (the “Obligation of Reimbursement”) (a) on the day that the Lender honors a draw under the Letter of Credit a sum equal to the amount drawn under the Letter of Credit plus any and all reasonable charges and expenses which the Lender may pay or incur relative to such draw, (b) on demand, any amounts advanced by the Lender in its sole discretion to cure any event of default under the Bond Documents, and (c) on demand, interest on all amounts remaining unpaid by the Borrower to the Lender under this Agreement at any time accruing from the date such amounts become payable (in the case of an amount payable on demand, which interest shall accrue from the date the Lender is first entitled to demand payment, regardless of whether a demand for payment is actually made), until payment in full, at an annual rate equal to two percent (2.00%) per annum in excess of the Prime Rate, as the same changes from time to time; provided, however, that no interest shall accrue or be payable on any amounts paid by the Lender pursuant to a draw submitted under the Letter of Credit if the full amount of such draw is reimbursed by the Borrower to the Lender, by 2:00 o’clock p.m. on the same day such draw is paid by the Lender. The Borrower agrees that it will have deposited with the Lender into the Cash Collateral Account at least one (1) Business Day before a draw is made under the Letter of Credit an amount equal to the anticipated amount of such draw.

SECTION 4.2. Payment of Credit Enhancement Fee. So long as the Letter of Credit is outstanding, the Borrower agrees to pay the Lender a credit enhancement fee with respect to the Letter of Credit (the “Credit Enhancement Fee”) for each calendar year during the term of the Letter of Credit in an amount equal to one percent (1.00%) per annum of the maximum amount available to be drawn under the Letter of Credit as of the date of issuance of the Letter of Credit and as of September 15 of each calendar year thereafter. The Credit Enhancement Fee shall be payable in advance on the date hereof and on each September 15 thereafter while the Letter of Credit is outstanding commencing with September 15, 2005. Notwithstanding the foregoing, if and for so long as an Event of Default has occurred and continues or exists, then, at the Lender’s option, the Credit Enhancement Fee shall thereafter be increased by an additional one percent (1.00%) per annum.

SECTION 4.3. Capital Adequacy/Change in Law. If any change in any law or regulation or in the interpretation thereof by any court or administrative governmental authority charged with the administration thereof shall either (a) impose, modify or deem applicable or modify any capital adequacy, reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of the Lender (including without limitation, a requirement which affects the Lender’s allocation of capital resources), or (b) impose on the Lender any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) shall be to increase the cost (including without limitation, reserve or similar cost) to the Lender of issuing or maintaining the Letter of Credit or reduce the Lender’s return hereunder or all or any of the Lender’s capital is reduced (which increase in cost or reduction in return shall be determined by the Lender’s reasonable allocation of the aggregate of such cost increases or return reductions resulting from such events), then upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost which will be incurred from and after the Lender first provides notice to the Borrower of such increase, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided for in Section 4.1 hereof. A certificate as to such increased costs incurred by the Lender as a result of any event mentioned in clause (a) or (b) above, submitted by the Lender to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

SECTION 4.4. Computation of Credit Enhancement Fee and Interest. The Credit Enhancement Fee and interest payable on amounts due under this Agreement shall be computed on the basis of a 360-day year and charged for actual days elapsed.

SECTION 4.5. Right of Lender to Cure Defaults Under Bond Documents. If the Borrower shall fail to make any payments under the Bond Documents on the day such payment is first due and payable by the Borrower, or shall fail to comply with any other covenant or agreement of the Borrower under the Bond Documents, or if any other default or event of default shall occur under the Bond Documents, the Lender shall have the option, in the Lender’s sole discretion, to cure any such failure by taking action reasonably required to effect such cure, including, without limitation, making the required payment directly to the Trustee. Any such payment by the Lender shall constitute an advance repayable by the Borrower in accordance with Section 4.1 hereof. The Borrower shall be responsible for any costs and/or expenses incurred by the Lender in curing any such default or event of default.

SECTION 4.6. Payments. All payments by the Borrower to the Lender hereunder shall be made in lawful currency of the United States in immediately available funds at the Lender’s office at 651 Nicollet Mall, Minneapolis, Minnesota 55402. In addition, the Lender shall have the right to debit any of the Borrower’s accounts at the Lender without further authorization of the Borrower to make any such payments.

SECTION 4.7. Collateral. The Borrower hereby acknowledges that the Obligation of Reimbursement and each and every other liability and indebtedness of the Borrower under the Borrower Documents is secured by the Mortgage, the Pledge and Security Agreement and the Security Agreement.

SECTION 4.8. Letter of Credit Fees. In addition to the Credit Enhancement Fee, the Borrower shall pay to the Lender, on demand, such fees as are customarily charged by the Lender from time to time in connection with the extension, amendment and administration of letters of credit, as the same change from time to time, including, without limitation, an administrative fee of $300 for each draw under the Letter of Credit which is in full compliance with the terms of the Letter of Credit and $600 for each draw under the Letter of Credit which is not in full compliance with the terms of the Letter of Credit. The Borrower shall also pay a customary transfer fee to the Lender if the Letter of Credit is transferred to a successor trustee under the Indenture.

SECTION 4.9. Required Deposits. Commencing on September 1, 2004, and continuing on the first (1st) day of each calendar month thereafter during the term of this Agreement, the Borrower shall deposit into the Cash Collateral Account an amount equal to one-twelfth (1/12th) of the next scheduled mandatory sinking fund payment under the Indenture. In addition, to the extent not paid from deposits made pursuant to the preceding sentence, Borrower shall deposit into the Cash Collateral Account at least five (5) Business Days prior to the date of each required redemption hereunder an amount sufficient to reimburse Lender for the amount of such redemption. Amounts in the Cash Collateral Account may be utilized to reimburse the Lender for amounts drawn under the Letter of Credit, but not to fund draws under the Letter of Credit.

SECTION 4.10. Substitution/Termination Fee. In the event the Letter of Credit is returned to the Lender prior to September 15, 2007, due to the issuance of a Substitute Letter of Credit or a refunding or other refinancing of the Bonds, the Borrower shall pay to the Lender at the time of such return a substitution/termination fee in an amount equal to two percent (2.00%) of the then outstanding principal balance of the Bonds.

SECTION 4.11. Cash Collateral Account. There is hereby established a Cash Collateral Account (the “Cash Collateral Account”) in the Borrower’s name with the Lender which shall be funded and administered in accordance with the terms set forth herein. The Lender will from time to time invest funds on deposit in the Cash Collateral Account in a money market account with the Lender.

(1) The Borrower hereby pledges and grants to the Lender a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts dues and to become due from the Borrower to the Lender under this Agreement.

(2) The Lender may, at any time or from time to time after funds are deposited in the Cash Collateral Account, apply funds then held in the Cash Collateral Account to the payment of any amounts, in such order as the Lender may elect, as shall have become or shall become due and payable by the borrower to the Lender under this Agreement.

(3) Neither the Borrower nor any person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that after the expiration of the Letter of Credit in accordance with its terms and the payment of all amounts payable by the Borrower to the Lender under this Agreement, any funds remaining in the Cash Collateral Account shall promptly be returned by the Lender to the Borrower or paid to whomever may be legally entitled thereto.

(4) The Borrower agrees that it will not (A) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (B) create or permit to exist any lien, security interest or other change or encumbrance upon or with respect to the Cash Collateral Account.

(5) The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

ARTICLE V.

WARRANTIES, REPRESENTATIONS AND COVENANTS

SECTION 5.1. Warranties and Representations. The Borrower hereby warrants, represents and certifies to and for the benefit of the Lender as follows:

(a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and to own its property and conduct its business as presently conducted and as proposed to be conducted;

(b) the Borrower possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted;

(c) the execution, delivery and performance by the Borrower of the Borrower Documents and the Bond Documents will not violate any provision of the organizational documents of the Borrower or of any law, rule, regulation or court order or result in the breach of or constitute a default under any indenture or loan, credit or other agreement or instrument to which the Borrower is a party or by which it or its properties may be bound or affected or result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of its properties or assets contrary to the terms of any such instrument or agreement;

(d) each of the Borrower Documents and the Bond Documents constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms (except, as to enforceability, to the extent limited by bankruptcy, insolvency and other similar laws affected creditors’ rights generally);

(e) the Project and the use thereof are permitted by and complies in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all development, pollution control, water conservation and other laws, regulations, rules and ordinances of the United States and the State of Minnesota and the respective agencies thereof, and the political subdivision in which the Project is located;

(f) except as disclosed by the Borrower in its Form 10-Q report for its quarter ended March 31, 2004, as filed with the Securities and Exchange Commission, and except as described on Exhibit A attached hereto, there is no suit, action or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its business, properties, operations, assets or condition (financial or otherwise) or the validity of any of the transactions contemplated by the Borrower Documents and the Bond Documents or any of the documents related thereto, or the ability of the Borrower to perform its obligations hereunder or thereunder or as contemplated hereby or thereby;

(g) the Borrower has furnished the Lender with financial statements for the Borrower, each of which financial statements fairly presents the financial condition of the Borrower at and as of the date thereof, and, as of said date, there were no material liabilities of the Borrower, direct or indirect, fixed or contingent, which were not reflected in the financial statements or the notes thereto;

(h) the Borrower has filed all federal and state tax returns and reports required to be filed, which returns properly reflect the taxes owed by it for the period covered thereby and they have paid or made appropriate provisions for the payment of all taxes which may become due pursuant to said returns and for the payment of all present installments of any assessments, fees and other governmental charges upon it or upon any of its property;

(i) no consent, approval or authorization of or permit or license from or registration with or notice to any federal or state regulatory authority or any third party is required in connection with the making or performance of the Borrower Documents, the Bond Documents or any document or instrument related thereto, or, if so required, such consent, approval, authorization, permit or license has been requested and obtained or such registration made or notice given or such other appropriate action taken on or prior to the date hereof;

(j) the Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or to which it or its property is bound or affected;

(k) no pollutants or other toxic or hazardous waste or substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste (including materials to be recycled, reconditioned or reclaimed) (collectively “substances”) which is regulated by law, regulation, ordinance or code have existed in, on or under any property of the Borrower or have been discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape (collectively referred to as an “incident”) on any property of the Borrower; the Borrower shall not permit third parties to cause an incident, shall take reasonable steps to ensure that an incident does not occur, and shall promptly take all appropriate steps to remedy an incident, in compliance with all local, state and federal laws and regulations should an incident occur;

(l) except as disclosed by the Borrower in its Form 10-Q report for its quarter ended March 31, 2004, as filed with the Securities and Exchange Commission, and except as described on Exhibit A attached hereto, no investigation, administrative order, consent order and agreement, litigation, or settlement (collectively referred to as the “action”) including, but not limited to, proceedings or actions commenced by any person (including, but not limited to any federal, state, or local government or agency or entity before any court or administrative agency) with respect to substances is proposed, threatened, anticipated or in existence with respect to any of the Borrower’s property;

(m) except as disclosed by the Borrower in its Form 10-Q report for its quarter ended March 31, 2004, as filed with the Securities and Exchange Commission, and except as described on Exhibit A attached hereto, the Project and the Borrower’s operations at the Project always have been and now are in compliance with all applicable federal, state and local statutes, laws and regulations; no notice has been served on the Borrower from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, or demanding payment or contribution for environmental damage or injury to natural resources, or any injury to human health;

(n) no underground storage tanks are located on the Project or were located on the Project and subsequently removed or filled;

(o) no dumps, sanitary landfills or gasoline service stations are or were located on the Project;

(p) the Project is in compliance with all applicable provisions of the Americans with Disabilities Act; and

(q) each and all of the warranties and representations of Borrower set forth and contained in each of the Bond Documents are true and correct in all material respects as of the date hereof.

SECTION 5.2. Covenants. In addition to the covenants and agreements of the Borrower set forth and contained herein and the documents related hereto, the Borrower hereby covenants and agrees to and with the Lender, so long as the Letter of Credit remains outstanding, any amounts remain due and payable by the Borrower to the Lender pursuant to Article IV hereof:

(a) that the Project does and shall comply with all applicable restrictions, conditions, ordinances, regulations and laws of governmental departments and agencies having jurisdiction over the Project, and does not and shall not violate any private restrictions or covenants or encroach upon or interfere with easements affecting the Land;

(b) to keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Borrower Documents and the Bond Documents; not to amend, modify, supplement, terminate, cancel or waive any of the terms, covenants, conditions or requirements of any of said documents without the prior written consent of the Lender;

(c) to deliver to the Lender, upon the request by the Lender, from time to time, and at any time, updated and recertified copies of the Organizational Documents;

(d) upon the demand of Lender for reasonable cause, from time to time, to deliver to the Lender an updated survey showing the Project to be located within applicable lot lines of the Land and setback lines and not encroaching upon any easements, streets or adjoining property, and to deliver to Lender, from time to time, and at any time, updated and recertified copies of the Title Documents and the Organizational Documents;

(e) not to create, permit to be created or to allow to exist, any liens, charges or encumbrances on the Project (other than Permitted Encumbrances) and the lien of general real estate taxes and pending and special assessments) except for such liens, charges and encumbrances which are being diligently contested in good faith by appropriate proceedings and provided that, if requested by Lender, Borrower shall have provided to Lender security satisfactory to Lender;

(f) to obtain and maintain, or cause to be obtained and maintained, at all times during the term of this Agreement, if applicable (and, from time to time at the request of Lender, furnish Lender with proof of payment of premiums on):

(1) comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, complete operations and contractual liability insurance) in such amount as Lender may require from time to time (but with coverage of not less than $2,000,000/$2,000,000) and naming Lender as an additional insured;

(2) hazard insurance insuring against loss by fire, lightning, vandalism, malicious mischief and other risks customarily covered by a standard extended coverage endorsement, in an amount not less than the face amount of the Letter of Credit, or the full insurable value of the Project, whichever is greater, and naming Lender as mortgagee and loss payee;

(3) flood insurance, if any of the Land is located in a “flood plain” as defined by the Federal Insurance Administration, in the maximum obtainable amount up to the face amount of the Letter of Credit, naming Lender as loss payee (unless Lender receives and approves a flood certificate certifying that all of the Land is not located in a “flood plain” as defined by the Federal Insurance Administration); and

(4) rent loss or business interruption insurance, with respect to the perils set forth in paragraph (ii) above, in an amount sufficient to enable the Borrower to make the required payments under this Agreement, to pay taxes and insurance and continue operations during an assumed reconstruction period of one (1) year, naming Lender as mortgagee and loss payee;

such policies of insurance to be in form and content satisfactory to the Lender and to be placed with insurers acceptable to Lender licensed to transact business in the State of Minnesota and to contain an agreement of the insurer to give not less than thirty (30) days’ prior written notice to the Lender in the event of cancellation, termination, amendment change or non-renewal of such policy affecting the coverage thereunder; acceptance of such insurance policies not to bar the Lender from requiring additional insurance (either in type or amount) at a later date which it reasonably deems necessary;

(g) not to assign this Agreement or any interest herein;

(h) to permit the Lender, acting by and through its officers, employees and agents, to examine all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Project and to make extracts therefrom and copies thereof;

(i) to furnish to the Lender as soon as possible and in any event within three (3) days after the Borrower has obtained knowledge of the occurrence of an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, a statement signed by the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken, is taking or proposes to take to correct the same;

(j) to hold the Lender harmless, and the Lender shall have no liability or obligation of any kind to the Borrower, creditors of the Borrower, or any third party, in connection with any defective, improper or inadequate workmanship performed in or about, or materials supplied to, the Land or the Project, or any mechanics’, suppliers’ or materialmen’s liens arising as a result of such defective, improper or inadequate workmanship or materials, and upon the Lender’s reasonable request, to replace or cause to be replaced any such defective, improper or inadequate workmanship or materials;

(k) to pay and discharge all real estate taxes prior to the attachment of penalties with respect thereto and installments of special assessments payable therewith, and insurance premiums with respect to the insurance required to be maintained by the Borrower under the terms of any of the Borrower Documents, and utility charges incurred by the Borrower prior to or during the term of this Agreement, except if such taxes, assessments or premiums are being contested in good faith by appropriate proceedings and provided that, if requested by the Lender, the Borrower shall have deposited into escrow with the Lender an amount equal to such taxes, assessments or premiums plus penalties accrued thereon;

(l) to keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally acceptable accounting principles consistently applied and, upon request of the Lender, give any representative of the Lender access during normal business hours to, and permit such representative to examine, copy or make extracts from, any and all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Project, to inspect any of its properties and to discuss its affairs, finances and accounts with any of the Borrower’s officers, all at such times and as often as it may reasonably be requested by the Lender or its officers or representatives;

(m) to cause to be prepared and delivered to the Lender the following:

(1) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower, all in reasonable detail and prepared by independent accountants of recognized standing selected by the Borrower and acceptable to the Lender in accordance with generally accepted accounting principles, consistently applied;

(2) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, internally prepared financial statements for the Borrower for such calendar quarter and year to date; and

(3) from time to time, with reasonable promptness, such further information regarding the business, operations, affairs and financial and other condition of the Borrower and the Project as the Lender may reasonably request;

(n) to promptly give notice in writing to the Lender of any and all litigation involving the Borrower where the amount in dispute exceeds $100,000 and is not covered by insurance, and of any and all litigation if the aggregate amount in dispute in connection with such litigation exceeds $100,000 and is not covered by insurance, and of any and all material proceedings commenced against the Borrower by or before any court or governmental or regulatory agency;

(o) to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which would materially and adversely affect the business or credit of the Borrower, except where diligently contested in good faith and by proper proceedings;

(p) to preserve and maintain all of the Borrower’s rights, privileges and franchises necessary or desirable in the normal conduct of the Borrower’s business, not to suspend business operations or convey, transfer, encumber or pledge the Project;

(q) to keep all of the assets and properties necessary in the Borrower’s business in good working order and condition, ordinary wear and tear excepted;

(r) to obtain all necessary and convenient state, federal, local and private clearances, authorizations, permits and licenses with respect to the business operations of the Borrower;

(s) to comply with all covenants and agreements in any other credit or similar agreement now or hereafter entered into between the Borrower and the Lender and any third party; and

(t) to perform each and all of the covenants and agreements set forth and contained in the Bond Documents.

ARTICLE VI.

EVENT OF DEFAULT DEFINED; RIGHTS AND REMEDIES

SECTION 6.1. Event of Default Defined. As used herein, the term “Event of Default” shall mean and include each or all of the following events:

(a) the Borrower shall fail to pay, when due, any amounts required to be paid by the Borrower under the Borrower Documents or the Bond Documents or any other indebtedness of the Borrower to the Lender, the Trustee or any third party, whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

(b) the Borrower shall fail to observe or perform any of the covenants, conditions or agreements to be observed or performed by it under the Borrower Documents, the Bond Documents or any credit or similar agreement between the Borrower and the Lender for a period of ten (10) days after written notice, specifying such default and requesting that it be remedied, given to such party by the Lender;

(c) the Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due;

(d) if a petition or answer proposing the adjudication of the Borrower as a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or of all or substantially all of the assets of the Borrower or of the Project shall be appointed in any proceeding brought against the Borrower and shall not be discharged within sixty (60) days of such appointment; or if the Borrower shall consent to or acquiesce in such appointment; or if any property of the Borrower (including, without limitation, the estate or interest of the Borrower in the Project or any part thereof) shall be levied upon or attached in any proceeding;

(e) final judgment(s) for the payment of money in excess of $100,000, individually or in the aggregate, shall be rendered against the Borrower and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

(f) the Borrower shall be or become insolvent (whether in the equity or bankruptcy sense);

(g) any representation or warranty made by the Borrower in the Borrower Documents, the Bond Documents or any document related thereto shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of the Borrower shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified;

(h) the Project is condemned, destroyed or damaged to any material extent and the same is not covered by insurance; or

(i) the Borrower fails to maintain its operating line of credit and primary banking relationship with the Lender.

SECTION 6.2. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):

(a) The Lender may instruct the Trustee to accelerate the Bonds and submit a drawing under the Letter of Credit pursuant to the Indenture.

(b) The Lender may, by written notice to the Borrower, declare all indebtedness of every type or description owed by the Borrower to the Lender to be immediately due and payable and the same shall thereupon be immediately due and payable.

(c) The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Borrower Documents and the documents related thereto.

(d) The Lender may make demand upon the Borrower and forthwith upon such demand the Borrower will pay to the Lender in immediately available funds for deposit in the Cash Collateral Account an amount equal to the maximum amount then available to be drawn under the Letter of Credit (assuming compliance with all conditions for drawing thereunder).

(e) The Lender, in its sole discretion, may pay any amount owing under the Bond Documents, including without limitation, principal of, interest and premium on the Bonds or the Lender may cure any other Event of Default under the Bond Documents.

(f) The Lender may offset any deposits of the Borrower held by the Lender (including those held by the Lender in the Cash Collateral Account and any unmatured time deposits) against sums due hereunder or against any other indebtedness then owed by the Borrower to the Lender, whether or not then due.

ARTICLE VII.

MISCELLANEOUS

SECTION 7.1. Indemnification by the Borrower.

(a) The Borrower agrees to indemnify and hold harmless the Lender, its officers, agents and employees, against any and all losses, claims, damages or liability to which the Lender, its officers, agents and employees, may become subject under any law in connection with the carrying out of the transactions contemplated by this Agreement or the Bond Documents or the conduct of any activity at the Project (other than as a result of the act of commission or omission, including negligence or willful misconduct, of the Lender, its officers, agents and employees), and to reimburse the Lender, its officers, agents and employees, for any out-of-pocket legal and other expenses (including reasonable attorneys’ fees) incurred by the Lender, its officers, agents and employees, in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions relating thereto. The Lender agrees, at the request and expense of the Borrower, to cooperate in the making of any investigation in defense of any such claim and promptly to assert any or all of the rights and privileges and defenses which may be available to the Lender. The Borrower further releases and agrees to hold harmless the Lender, its officers, agents and employees, from any liability to the Borrower arising out of any covenant, representation or undertaking of the Borrower contained in this Agreement, the Bond Documents or the documents related hereto. The provisions of this Section shall survive payment of the Letter of Credit and the payment and/or redemption of the Bonds.

(b) Without limiting the generality of the foregoing, the Borrower shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless, the Lender, its agents, servants and employees from all claims, demands and judgments made or recovered against the Lender, its agents, servants and employees, because of bodily injuries, including death at any time resulting therefrom, and/or because of damages to property of the Lender, its agents, servants, employees, or others (including loss of use) from any cause whatsoever, if due to any act of omission or commission, including negligence, of the Borrower, its employees, servants or agents, but excluding any acts of omission or commission of the Lender, its employees, servants or agents. The Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusions from coverage in any insurance policy. The obligations of the Borrower under this Section shall survive payment of the Letter of Credit and the payment and/or redemption of the Bonds.

(c) The Borrower hereby indemnifies and holds harmless the Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Lender may incur (or which may be claimed against the Lender by any person or entity whatsoever) (i) by reason of any untrue statement or alleged untrue statement of any material fact contained in any official statement or other offering document relating to the offer or sale of the Bonds or the omission or alleged omission to state therein a material fact necessary to make such statements, in light of the circumstances under which they are made, not misleading (except any statement or omission relating to the Lender contained in any written materials supplied or approved by the Lender), or (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under the Letter of Credit; provided, however, that the Borrower shall not be required to indemnify the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Lender or its officers, directors, agents or employees, in connection with paying or wrongfully dishonoring a draw presented under the Letter of Credit. Nothing in this Section 7.1 is intended to limit the Borrower’s Obligation of Reimbursement.

SECTION 7.2. Expenses. The Borrower shall reimburse the Lender, upon demand, for all costs and expenses, including without limitation reasonable attorneys’ fees, appraisal fees, survey fees, closing charges, inspection fees, collateral audit fees, documentary or tax stamps, recording and filing fees, mortgage registration tax, insurance premiums and service charges, paid or incurred by the Lender in connection with (i) the preparation, negotiation, approval, execution and delivery of the Borrower Documents and any other documents and instruments related thereto; (ii) the review and approval of documents submitted by the Borrower to the Lender to satisfy the conditions precedent set forth in Article IV hereof or to obtain an Advance pursuant to Article III hereof; (iii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments or modifications; and (iv) the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender hereunder or under any of the foregoing documents, instruments or agreements, including without limitation costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto.

SECTION 7.3. Addresses for Notices. All notices to be given by any party to the others hereunder shall be in writing and deemed to have been given when delivered personally or when deposited in the United States mail, registered or certified, postage prepaid, addressed as follows:

If to the Borrower:	Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
Attention: Chief Financial Officer

If to the Lender:	M&I Marshall & Ilsley Bank
651 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: Scott D. Thorson

SECTION 7.4. Time of Essence. Time is of the essence in the performance of this Agreement.

SECTION 7.5. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns, except that the Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender.

SECTION 7.6. Waivers. No waiver by the Lender of any right, remedy or Event of Default hereunder shall operate as a waiver of any other right, remedy, or Event of Default or of the same right, remedy or Event of Default on a future occasion. No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.

SECTION 7.7. Remedies Cumulative. The rights and remedies herein specified of the Lender are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have at law or in equity or by statute.

SECTION 7.8. Governing Law and Entire Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The Borrower Documents and the documents related thereto contain the entire agreement of the parties on the matters covered herein. No other agreement, statement or promise relating to the subject matter hereof made by any party or by any employee, officer, or agent of any party that is not in writing and signed by all parties to this Agreement shall be binding.

SECTION 7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

SECTION 7.10. Not Joint Venturers. The Lender is not, and shall not by reason of any provision of any of the Borrower Documents or the documents related thereto be deemed to be, a joint venturer with or partner or agent of the Borrower.

SECTION 7.11. Adequacy of Bond Proceeds. The Lender has not made, nor shall it be deemed to have made, any representation or warranty that the funds to be advanced hereunder to the Borrower are or will be sufficient to fully complete the refunding of the prior Bonds.

SECTION 7.12. Jurisdiction; Waiver of Jury Trial. THE BORROWER HEREBY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE OF MINNESOTA AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN SUCH STATE IN RESPECT OF ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND THE DOCUMENTS RELATED HERETO. THE BORROWER AND THE LENDER HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OF PROCEEDING RELATING TO THIS AGREEMENT AND ANY OF THE OTHER BORROWER DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE LENDER EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

SECTION 7.13. Interest Rate. Notwithstanding anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that contracting for or receipt thereof would be contrary to the provisions of law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Lender.

SECTION 7.14. Obligations Absolute. Subject to Section 7.15 hereof, the obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, the following circumstances:

(a) any lack of validity or enforceability of the Letter of Credit, the Bonds, any of the Bond Documents, or any other agreement or instrument relating thereto (collectively the “Related Documents”);

(b) any amendment or any waiver of or any consent to departure from all or any of the Related Documents;

(c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Issuer, the Trustee, any beneficiary or any transferee of the Letter of Credit (or any person or entity for whom the Issuer, the Trustee, any such beneficiary or any such transferee may be acting), or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(e) payment by the Lender under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit.

SECTION 7.15. Liability of the Lender. The Borrower assumes all risks of the acts or omissions of the Issuer, the Trustee or any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Lender nor any of their employees, officers or directors, in its or their capacity as issuer of the Letter of Credit shall be liable or responsible for:

(a) the use which may be made of the Letter of Credit or for any acts or omissions of the Issuer, the Trustee or any beneficiary or transferee in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(c) payment by the Lender against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit;

except that the Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages (including reasonable attorneys fees, costs and expenses) suffered by the Borrower which were caused by:

(1) the willful misconduct or gross negligence of the Lender or its officers, directors, agents or employees in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit; or

(2) the willful failure or gross negligence of the Lender or its officers, directors, agents or employees to pay under the Letter of Credit after the presentation to it by the Trustee or an approved successor trustee of a draw and certificate strictly complying with the terms and conditions of the Letter of Credit.

SECTION 7.16. Security Interest in Funds and Bonds. As additional security for payment of its obligations under this Agreement, the Borrower hereby grants a security interest to the Lender in all securities, assets, deposits in and rights to payment from all funds now or hereafter on deposit in or otherwise a part of any fund created by the Trustee under the Indenture or any and all other accounts created under the Indenture, including Bonds and Bond proceeds held pursuant to the Indenture, and in the proceeds realized from the investment of any such items, and in any and all Bonds and substitutions of such Bonds at any time held by the Trustee; and the Borrower hereby consents to the Lender’s appointment of the Trustee as the Lender’s agent to perfect the Lender’s security interest in such funds and other assets. The security interest granted hereunder shall be subordinate to the Trustee’s right to apply such funds in accordance with the Indenture and subordinate to the rights of holders of the Bonds in and to such funds. All payments on Bonds or funds held by the Trustee as agent for the Lender under this Section 7.16, including (without limitation) any payment of principal or interest or proceeds of sale, shall be paid directly to the Lender. All such payments received by the Lender shall be credited against the Borrower’s Obligation of Reimbursement. The Lender shall be entitled to exercise all of the rights of an owner of the Bonds held by the Trustee as agent for the Lender with respect to voting, consenting and directing the Trustee as if the Lender were the owner of such Bonds, and the Borrower hereby grants and assigns to the Lender all such rights.

SECTION 7.17. Term. This Agreement shall automatically terminate upon the later of (i) expiration of the Letter of Credit, or (ii) payment in full of the Obligation of Reimbursement and all other amounts due and payable by the Borrower to the Lender hereunder or under the documents related hereto.

SECTION 7.18. Financial Covenants. It is acknowledged that the Borrower and the Lender have entered into the Credit Agreement concerning the extension by the Lender to the Borrower of a line of credit. The failure by the Borrower to comply with any of the financial covenants in such credit agreement, as the same may be amended, restated or reduced, shall, pursuant to Section 6.1(b) hereof, constitute an Event of Default hereunder. In the event that during the term of this Agreement, the Borrower and the Lender are no longer parties to a credit or similar agreement, the financial covenants set forth in the most recent credit or similar agreement shall continue to be binding on the Borrower for the purposes of this Agreement unless and until the Borrower and the Lender agree in writing to modify or amend such financial covenants.

SECTION 7.19. USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LIFECORE BIOMEDICAL, INC.

By:	/s/ DENNIS J. ALLINGHAM

Its: President and CEO

M&I MARSHALL & ILSLEY BANK

By:	/s/ SCOTT THORSON
Its: Senior Vice President

By:	/s/ STEVEN NOLANDER
Its: Officer

[SIGNATURE PAGE TO REIMBURSEMENT AGREEMENT]

EXHIBIT A

     The Borrower has been named as a defendant in 40 product liability lawsuits filed by 37 different plaintiffs (three plaintiffs have filed more than one case) alleging that the plaintiffs suffered injuries due to the defective nature of INTERGEL Solution manufactured by the Borrower and marketed by ETHICON. In the majority of the cases, the Borrower has not yet been served with the complaints. The Borrower has been served in the following cases, in addition to those cases disclosed in the Borrower’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004:

1.	Rebecca J. Rezendes v. Lifecore Biomedical, Inc. et al. (Carver County District Court, MN)

2.	Melissa Powers v. Ethicon, Inc. et al. (Orleans Parish, Louisiana)

3.	Natalie Sanders v. Johnson & Johnson, Inc. et al. (D. N.J.)

4.	Monika Shumbo-Poissant v. Lifecore Biomedical, Inc. et al. (Superior Court of New Jersey, Middlesex County)

     ETHICON is currently defending the Borrower in each of these lawsuits. The Borrower has also received claim letters alleging claims similar to the complaints listed above as follows:

1.	Heather Dunne, letter dated October 9, 2003

2.	Margery LeRoux, letter dated September 9, 2003

3.	Kenna Schaller, letter dated July 10, 2003

4.	Julia Smith, letter dated May 10, 2004

     ETHICON is responding to the above-listed claim letters on behalf of the Borrower. In addition to the above-listed claim letters, the Borrower has received a claim letter on behalf of Melody Whitfield, dated October 2, 2003, relating to injuries unrelated to INTERGEL Solution suffered in a second-look surgery as part of a clinical trial. Whitfield is seeking $195,000 in damages. The Borrower has not received any response to its letter dated February 19, 2003 disputing her claim. ETHICON has denied Borrower’s tender of defense of Whitfield’s claim.